Exhibit 10.11

Employment Agreement

by and between

Lucid Switzerland AG	(the Company)
c/o CSC Corporate Services (Suisse) GmbH,
Zweigniederlassung Zürich
Limmatquai 72
8001 Zürich

and

Silvio Napoli
(you or the Executive)
Kroenleinstrasse 44 8044 Zurich

(The Company and the Executive are also referred to as Party or Parties.)

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
Table of Contents

1.	Condition Precedent	3
2.	Commencement Date and Termination	3
3.	Cooperation and Good Faith Efforts for U.S. Work Authorization	3
4.	Function, Duties and Responsibilities	4
5.	Group Structure	4
6.	Work for Third Parties	4
7.	Officer Position / Conflict of Interest	4
8.	Place of Work	5
	8.1. Place of Work and Business Trips	5
	8.2. Data Safety regarding Remote Working	5
	8.3. Remote Working Allowance	5
9.	Compensation	5
	9.1. Base Salary	5
	9.2. Equity-based Awards	6
	9.2.1. New Hire Performance-Based Stock Options	6
	9.2.2. Annual Long-Term Incentive (“LTI”) Target Compensation	7
	9.3. Up-Front Incentive Payment	8
10.	Benefits	8
	10.1. Executive Car Program	8
	10.2. Security and Driver Benefits	8
	10.3. Financial and Tax Planning Benefits	9
	10.4. Life Insurance	9
11.	Severance	9
12.	Deductions	9
13.	Release from Work (Garden Leave)	10
14.	Obligation to Return Work Equipment	10
15.	Woking Time	10
	15.1. General	10
	15.2. Additional Work	10
16.	Vacation	11
17.	Incapacity to Work and Insurances	11
	17.1. Obligation to Notify	11
	17.2. Medical Certificate	11
	17.3. Salary in case of Executive’s Incapacity to Work due to Illness	11
	17.4. Salary in case of Executive’s Incapacity to Work due to Accident	12
	17.5. Pension Plan	12
18.	Intellectual Property Rights and Work Results	12
19.	Data Protection	13
20	Confidentiality	13
21	Instructions and Policies	13
22.	Miscellaneous	13
	22.1. Entire Agreement	13
	22.2. Amendments	13
	22.3. Applicable Law	13

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
1.    Condition Precedent
This Employment Agreement shall be conditional upon the Executive having duly executed the offer letter with Lucid USA, Inc. (the U.S. Offer Letter). This Employment Agreement shall only enter into force upon valid execution of the U.S. Offer Letter by the Employee.
2.    Commencement Date and Termination
The Employment Agreement starts on 15 April 2026 (the Commencement Date), shall be concluded for a maximum term and shall, subject to a prior termination as per the next paragraph, end automatically on December 31, 2026 (the End Date).
Any extension of the End Date or a change into an indefinite Employment Agreement requires a written agreement of both Parties.
A probation period is waived.
During the fixed-term of the Employment Agreement and before the End Date, The Employment Agreement may be terminated by either Party with a notice period of 1 (one) month.
Notwithstanding the foregoing, this Employment Agreement shall automatically terminate on the day immediately prior to the date on which the Executive’s U.S. employment agreement as per the U.S. Offer Letter enters into force. The Parties agree that such automatic termination requires no further notice or action by either Party.

3.    Cooperation and Good Faith Efforts for U.S. Work Authorization
Consistent with the mutual commitment of Lucid Group, Inc. and the Executive to cooperate fully and promptly with each other and with Company counsel in the preparation and filing of any required immigration petitions and applications, including providing accurate information and supporting documentation, the Executive agrees to act in reasonable good faith to facilitate the timely processing and completion of all requirements for obtaining the O-1 work visa necessary for employment in the United States under the U.S. Offer Letter. This includes, without limitation, attending any required interviews at the U.S. consulate and providing any necessary documentation in a timely manner. The Executive’s efforts shall be coordinated with the Company or any Group Company (as defined below) to align with a mutually agreed date for the commencement of the Executive’s U.S. employment under the U.S. Offer Letter and, if applicable, the Executive’s appointment as the CEO of Lucid Group, Inc.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli

4.    Function, Duties and Responsibilities
You shall assume the function as Executive Director. The duties and responsibilities arising thereof include all tasks customarily or reasonably incidental to such function and those expressly mentioned in the Employment Agreement. The function may be adjusted by the Company at any time to reflect current circumstances. The Company may assign you any other, additional or new duties or responsibilities consistent with your function as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.
You undertake to use your entire working ability to fulfil your contractual obligations and to loyally safeguard and foster the business and the interests of the Company.
5.    Group Structure
You acknowledge that the Company is part of a group of companies ultimately controlled by Lucid Group, Inc. (each such company including the holding company a Group Company, together the Group). You acknowledge that you will need to work with other officers of other Group Companies. You acknowledge that this does not create separate employment relationships with other Group Companies.
6.    Work for Third Parties
You are not entitled to work for any third party or to engage in any gainful or unpaid employment, whether full-time or part-time, for the duration of the Employment Agreement without the prior written approval of the Company.
The same applies to the holding of public offices as well as any participation in companies of more than 5%.
Membership of the boards of directors of other companies and other institutions that are related to the business purpose of the Company or a Group Company or otherwise affect the interests of the Company or a Group Company also requires the prior written consent of the Company.

7.    Officer Position / Conflict of Interest
You may have to act as an officer, director or in any other corporate function within the Company or any Group Company. In particular, the Board of Directors of Lucid Group, Inc. (the “Board”) shall appoint you to the Board on April 15, 2026, and you agree to accept such appointment. You will be a member of the Executive Committee of the Board as well.
Following your termination of employment with the Company and all Company Group members, you will retire from such functions within the Company or any Group Company and sign the necessary documentation upon first request of the Company.
The Base Salary as defined in Section 9.1 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration, the Company will decide in consultation with its professional tax advisors whether such compensation shall be forwarded to the Company or be set off against the Base Salary as defined in Section 9.1.
Within the framework of the performance of your duties under the Employment Agreement and when carrying out any such functions, you shall avoid any conflict of interest and inform the Company immediately if any potential conflict of interest arises. A conflict of interest arises especially in case of a participation in or in case of a personal relationship with suppliers or clients of the Company or a Group Company.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
8.    Place of Work

8.1.    Place of Work and Business Trips
Your principal place of work shall generally be at your place of residence in Switzerland.
You understand and agree that you may be required to travel to and work in other places and countries in order to perform your obligations and duties under the Employment Agreement. In particular, you shall be obliged to go on business trips within and outside of Switzerland.

8.2.    Data Safety regarding Remote Working
You are obliged to have the necessary technical connection devices available in your office at home.
At your office at home, you are required to pay particular attention to the protection of data and information with respect to third parties. You undertake to observe and apply the statutory provisions and the Company’s internal regulations on data protection and data security. ln particular, you must ensure that third parties cannot gain access to confidential information and passwords.
You agree to store and safeguard all work equipment and documents provided in such a way that any access by third parties, including in particular by persons living in the common household with you, is excluded. Confidential documents must be kept locked up.

8.3.    Remote Working Allowance
You shall receive a flat allowance of USD $400 gross per month to cover all costs of the office at home (rent, electricity, phone, internet, use of furniture and work equipment not provided etc.) (Remote Working Allowance).

9.    Compensation

9.1.    Base Salary
You shall receive an annual base salary (the Base Salary) equivalent to USD $1,500,000 gross, earned and payable in 12 (twelve) monthly instalments (adjusted pro-rata for any partial months).
To the extent necessary to comply with Swiss Labor Law, any compensation details of this Agreement will be finalized before the first monthly instalment payment of your Base Salary.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
9.2.    Equity-based Awards
9.2.1.    New Hire Performance-Based Stock Options
You are eligible to participate in the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan, as amended or restated from time to time (the Plan).
You expressly acknowledge that you do not have any right or claim under the Plan against the Company, but only against Lucid Group, Inc. Further, you expressly acknowledge that the Plan and any grants issued under the Plan are subject to the jurisdiction/arbitration and applicable law as per the Plan and do not form part of this Employment Agreement.
You are eligible to receive a one-time grant of performance-based stock options with respect to 1,000,000 Class A shares of common stock (Shares) of Lucid Group, Inc. upon the Commencement Date (the New Hire PSOs). The New Hire PSOs may not be exercised following the 10th anniversary of their grant date, and they shall be granted with a per Share exercise price equal to the closing price of a Share on the Nasdaq Stock Market (Nasdaq) on their grant date. Only Lucid Group, Inc. is the issuer of such a grant.
The New Hire PSOs will be subject to time-based vesting and performance-based vesting conditions and will only be exercisable to the extent they have satisfied both the time-based and performance-based vesting conditions. The performance period for the New Hire PSOs will commence on the Commencement Date and end on the fifth anniversary of the Commencement Date (the Performance Period, and such last day of the Performance Period, the Fifth Anniversary). The New Hire PSOs will be segmented into five tranches and the performance-based vesting condition for a tranche will be satisfied if such tranche’s Market Capitalization Performance Hurdle (as defined below) is achieved during the Performance Period, with performance-based vesting to occur upon the Board or the Compensation Committee’s certification of the achievement of the Market Capitalization Performance Hurdle (the date of such certification, the Performance-Based Vesting Date). To the extent the Performance-Based Vesting Date for a given tranche has occurred on or before the Applicable Anniversary (as defined below) for such tranche, such tranche will time vest on its Applicable Anniversary, subject to your continued employment with the Company or a Group Company through such time-vesting date. To the extent the Performance-Based Vesting Date for a given tranche occurs after its Applicable Anniversary but before the end of the Performance Period (or, to the extent the Market Capitalization Performance Hurdle was achieved prior to the end of the Performance Period but performance had not been certified by the Board or Compensation Committee prior to the end of the Performance Period, the Performance-Based Vesting Date shall be deemed to occur as soon as practicable following the end of the Performance Period), such tranche will vest on its Performance-Based Vesting Date, subject to your continued employment with the Company or a Group Company through the Performance-Based Vesting Date. If the time-based and performance-based vesting conditions for a tranche are met, the New Hire PSOs will be exercisable with respect to 200,000 Shares for such tranche.
•The “Market Capitalization Performance Hurdle” for a given tranche of the New Hire PSOs means the following Average Market Capitalization (as defined below) is achieved during the Performance Period: (i) $5.0 billion for tranche 1; (ii) $7.5 billion for tranche 2; (iii) $10.0 billion for tranche 3;
(iv) $12.5 billion for tranche 4 and (v) $17.5 billion for tranche 5. The Market Capitalization Performance Hurdle will only be satisfied if Lucid Group, Inc.’s Average Market Capitalization during the Performance Period while the New Hire PSOs are outstanding meets or exceeds the Market Capitalization Performance Hurdle applicable to such tranche. There will be no interpolation between Market Capitalization Performance Hurdles.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
o    “Average Market Capitalization” means the volume-weighted average of Lucid Group, Inc.’s Market Capitalization (as defined below) for the 45 consecutive trading days preceding a given date.
o    “Market Capitalization” shall mean the product of (x) the closing price of a Share on the Nasdaq on a given date and (y) the number of issued and outstanding Shares on such day.
•“Applicable Anniversary” shall mean (i) the second anniversary of the Commencement Date for tranche 1; (ii) the third anniversary of the Commencement Date for tranches 2 and 3; and (iii) the fourth anniversary of the Commencement Date for tranches 4 and 5.

9.2.2.    Annual Long-Term Incentive (“LTI”) Target Compensation
You are eligible to participate in Lucid Group, Inc.’s long term incentive plan (the LTI Plan)
You expressly acknowledge that you do not have any right or claim under the LTI Plan against the Company, but only against Lucid Group, Inc. Further, you expressly acknowledge that the LTI Plan and any grants issued under the LTI Plan are subject to the jurisdiction/arbitration and applicable law as per the LTI Plan and do not form part of this Employment Agreement.
Subject to the issuance of a grant by Lucid Group, Inc., you may be eligible to receive a 2026 Annual LTI Award with a target grant value of USD $9,500,000 (the 2026 Annual LTI), which will be structured as follows:
•USD $3,800,000 of the target grant value of the 2026 Annual LTI award will be in the form of restricted stock units (the 2026 Annual LTI RSUs) with a grant date of the Commencement Date, which will vest over four years, with 1/4 vesting on the first Company Vesting Date (as defined below) to occur following the first anniversary of the grant date and 1/16 of the total 2026 Annual LTI RSUs vesting quarterly thereafter on the 12 Company Vesting Dates that occur following the first vesting date, subject to your continued employment with the Company or a Group Company through each vesting date. “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year.
•USD $5,700,000 of the target grant value of the 2026 Annual LTI award will be in the form of performance-based restricted stock units (assuming target performance) (the 2026 Annual LTI PSUs), which will be granted on the date other Lucid Group, Inc. executive officers are granted annual performance-based restricted stock unit grants in 2026. The 2026 Annual LTI PSUs will be on the same terms and conditions (including, without limitation, time-based and performance-based vesting conditions, performance goals, and other terms and conditions, as applicable) that apply to the annual performance-based restricted stock unit grants to other Lucid Group, Inc. executive officers. The number of shares subject to the 2026 Annual LTI PSUs will be determined using Lucid Group, Inc’s. standard conversion methodology. For the avoidance of doubt, the per-share price used to determine the number of PSUs will be based on the 30-day VWAP on the Commencement Date (irrespective of the fact that the grant date will occur at a later time).

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
9.3.    Up-Front Incentive Payment
The Executive shall receive an up-front payment in the gross amount of USD $1,000,000 (the Up-Front Incentive Payment), subject to any required deductions or withholdings, intended to cover the Executive’s legal fees, expenses and all other costs associated with assuming employment with the Company as well as establishing a residence in the U.S. in order to start employment under the U.S. Offer Letter with Lucid Group Inc.
The Parties agree that the Up-Front Incentive Payment is intended to fully satisfy and cover all such costs, and the Executive shall have no further claims or entitlement to reimbursement for any expenses in connection with these matters other than expenses deemed reimbursable under the Group’s policies and protocols, as they may be in effect or amended from time to time. This payment shall be paid at a date mutually agreed by the parties after the Commencement Date and after consultation with tax advisors, but not later than 30 days after the date on which Executive’s O-1 work visa has been obtained.

10.    Benefits

10.1.    Executive Car Program
You shall be eligible to participate in the Group’s executive car program, as it may be in effect or amended from time to time, pursuant to which the Group shall provide you with two Lucid vehicles for your personal and business use.

10.2.    Security and Driver Benefits
You will be eligible to receive certain security protection and driver benefits to the extent consistent with the Group’s security policies and protocols, as they may be in effect or amended from time to time.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
10.3.    Financial and Tax Planning Benefits
The Group will pay, or reimburse (not on a grossed up basis) you for, up to USD $25,000 per year, less applicable taxes and withholdings, for documented expenses you incur by seeking personal tax preparation and planning, or financial planning services from a professional advisor or advisors during your service to the Company.
10.4.    Life Insurance
You may elect to participate in the Group’s life insurance plan, in accordance with the terms of the Company’s life insurance plan that applies to the Company’s executive officers, as it may be amended from time to time.
11.    Severance
You will be eligible to participate in the Severance Plan following your Commencement Date. Prior to or upon the Commencement Date, you will receive a Participation Agreement on the Group’s standard form for your review and sig-nature. Subject to your acceptance of this Participation Agreement under the Severance Plan, you will be eligible for the severance benefits described in the Severance Plan and your Participation Agreement. Your Participation Agreement shall reflect the following: (a) in the event of a Non-Change of Control Termination (as defined in the Severance Plan), (i) you shall be entitled to receive 12 months of your Monthly Base Salary (as defined in the Severance Plan), (ii) payment of any unpaid annual incentive for the prior year, and (iii) payment of a prorated target annual incentive for the year of termination with the proration equal to the fraction the numerator of which is the number of days elapsed since the first day of the year and the date of termination and the denominator of which is 365, further adjusted by the financial performance of Lucid Group, Inc. for the year of termination (for this purpose assuming your personal performance is achieved at target); and (b) in the event of a Change of Control Termination (as defined in the Severance Plan), (i) you shall be entitled to receive 24 months of your Monthly Base Salary and Monthly Bonus Amount (in each case, as defined in the Severance Plan) and (ii) 100% of any outstanding, unvested equity awards in Lucid Group, Inc. will accelerate and are eligible for acceleration under the Severance Plan. For the avoidance of doubt, your separation from employment under this Employment Agreement in order to commence employment under the U.S. Offer Letter shall not trigger any severance entitlement under the Severance Plan or Participation Agreement.

12.    Deductions
From any and all compensation paid to you by the Company, the applicable Executive contributions as per statutory laws, applicable regulations and this Employment Agreement, as well as withholding taxes, if any, will be deducted and with-held by the Company from the payments made to you.
The reimbursement is subject to the terms of the reimbursement policies of the Company, issued and unilaterally amended from time to time.
During the term of this Agreement, the Company will reimburse you for the cost of your private health insurance for you and your spouse.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
13.    Release from Work (Garden Leave)
The Company may at any time and with immediate effect release you from the duty to work. In such case, you continue to be paid the Base Salary. Any overtime and time compensation entitlements, if any, and vacation shall (in the order in which they are listed, i.e. starting with any overtime entitlements) be offset against the time of release from work. The Company may set forth further conditions applying to the release from duties.

14.    Obligation to Return Work Equipment
At the Company’s first request, but in any case at the latest at your last working day, you shall return to the Company everything you produced in the course of your work for the Company, everything which was given to you throughout the course of the Employment Agreement and everything which otherwise fell into your possession. The obligation to return work equipment includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Executive is explicitly waived.
Likewise, you are obligated to irrevocably delete all confidential and proprietary information within the meaning of Section 20 stored on private data carriers at the Company's first request, but no later than upon termination of the Employment Relationship.

15.    Working Time
15.1.    General
You shall be working full-time (100%). The weekly working time depends on the needs to perform the position successfully but is at least 42 hours per week on an average basis.
The working hour details may be set forth in working time regulations, as implemented and/or amended by the Company from time to time.
15.2.    Additional Work
You shall work additional hours, if this is necessary to fulfil your duties under this Employment Agreement.
The Base Salary as defined in Section 9.1 includes any and all remuneration for overtime and the first 60 extra hours per calendar year, and you shall have no entitlement to additional compensation for overtime and/or the first 60 extra hours, whether in cash or in kind. From the 61st extra hour per calendar year, you shall be obliged to compensate extra hours with time off of the same duration within one calendar year. You shall not be entitled to payment of extra hours from the 61st extra hour.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
16.    Vacation
You are entitled to 25 (twenty-five) business days of vacation per calendar year during the term of this Employment Agreement.
For the year in which the Employment Agreement begins or ends, the vacation entitlement is calculated pro rata temporis.
The U.S. Offer Letter terms will control any vacation entitlement for future years in accordance with the Group’s policies and protocols, as they may be in effect or amended from time to time.
It is your duty to refund to the Company any vacation salary received for vacation days in excess of your vacation entitlement.

17.    Incapacity to Work and Insurances
17.1.    Obligation to Notify
You shall notify the Company immediately about any incapacity to work and its probable duration, stating the respective personal circumstances (including, but not limited to, expected duration of incapacity to work, inability to take vacation, information on workplace-related incapacity to work).
17.2.    Medical Certificate
If your incapacity to work due to illness or accident exceeds 3 (three) business days, you shall without request immediately inform the Company of the medically certified duration of your absence and provide a medical certificate no later than 24 hours after your medical consultation.
The Company reserves the right to request a medical certificate even in the event of a shorter duration of incapacity to work. Once notice has been given, you shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work. You must submit this medical certificate to the Company no later than 24 hours after the medical consultation.
Failure to provide the medical certificate within the above timeframes may result in disciplinary measures, up to and including immediate termination.
In all cases of illness and accident, the Company is entitled to ask you to be examined by an independent medical examiner of the Company’s choice at the Company’s expense.
17.3.    Salary in case of Executive’s Incapacity to Work due to Illness
The Company has taken out daily sickness benefits insurance (Krankentaggeldversicherung) for the benefit of its employees. This arrangement replaces the Company’s statutory obligation to continue paying your salary.
In principle, the daily sickness benefits insurance provides for the following coverage: after a waiting period of 30 days (the Waiting Period), 80% of the insured salary during up to 720 days from the start of the incapacity to work within a time frame of 900 days. The current maximum insured salary is CHF 860,400.
If you are prevented from working due to sickness for which you are not at fault, the Company undertakes to pay 80% of your Base Salary during the Waiting Period, provided that you are entitled to continued payment of salary under Article 324a para 1-3 CO and the Zurich scale.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
You acknowledge that the insurance benefits may be reduced after retirement age and/or if you reside abroad.
The insurance premium for the daily sickness benefits insurance is paid one half each by the Company and yourself.
In any event, the Company's continued payment of salary is limited to a maxi-mum entitlement, together with any insurance benefits, at the same net salary as would have been payable had you not been incapacitated for work. Other-wise, the Company is entitled to reduce the salary by either a so-called net salary adjustment (Nettolohnausgleich) or a gross wage cap (Bruttolohnkappung).

17.4.    Salary in case of Executive’s Incapacity to Work due to Accident
You are insured for occupational and non-occupational accidents in accordance with statutory law. The Company undertakes to pay the contributions for the occupational accident insurance. The contributions for the non-occupational accident insurance will be paid by the Company. The Company will deduct your contributions from the Base Salary.

17.5.    Pension Plan
Provided that you meet the regulatory requirements, you are insured with the Company's current pension fund against the economic consequences of retirement, disability and death in accordance with the regulations of this pension fund in force at the time.

18.    Intellectual Property Rights and Work Results
All work results (in particular, data, know-how, documentation, concepts, drafts, inventions, designs, works, applications, software, etc.) and all associated rights that you have created in the course of your professional activities, or in which you have participated in creating, belong to the Company. If the Company does not automatically become the original owner of such rights, you undertake to irrevocably assign, and hereby assign them to the Company and, where such assignment is not possible, to grant the Company an exclusive, worldwide, transferable, perpetual, irrevocable, sublicensable, and royalty-free license to use and exploit the respective work results. To the extent permitted by law, you waive the exercise of any moral rights. If you create an invention or a design in the course of your professional activities, but not in fulfillment of your contractual duties, you shall immediately inform the Company thereof in writing. The Company has the right to acquire ownership thereof in return for appropriate compensation.

Employment Agreement between Lucid Switzerland AG and Silvio Napoli
19.    Data Protection
The Company informs you about the processing of your personal information in a privacy notice (Privacy Notice). The Company may amend the Privacy Notice and respective policies at any time.

20.    Confidentiality
You will have access to confidential and proprietary information relating to the business and operations of the Company or, any Group Company and their clients, in particular to business and manufacturing secrets.
You are under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment Agreement or after termination of the Employment Agreement directly or indirectly for any purpose other than for the sole benefit of the Company or any Group Company disclose or permit to be disclosed to any third party any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

21.    Instructions and Policies
You confirm to comply with the Company’s policies and instructions at all times.
You acknowledge that the Company may amend existing policies unilaterally from time to time, issue new policies from time to time and that such other policies do not form an integral part of the Employment Agreement.

22.    Miscellaneous

22.1.    Entire Agreement
This Employment Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications concerning the subject matter hereof.

22.2.    Amendments
Any amendments or supplementation of this Employment Agreement shall re-quire written form (a simple electronic signature being sufficient, except where statutory law provides otherwise) and must be signed by both Parties. The writ-ten form may be dispensed only in writing.

22.3.    Applicable Law
This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Employment Agreement between Lucid Switzerland AG and Silvio Napoli

In the event of any conflict between this Employment Agreement and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify this Employment Agreement to the extent necessary to comply with Swiss law.

Company	Lucid Switzerland AG

April 9, 2026	/s/Turqi Alnowaiser
date	Name: Turqi Alnowaiser
Title: Chairman of the Board of Lucid Group, Inc.

Executive

April 9, 2026	/s/ Silvio Napoli
date	Silvio Napoli